The Bank of New York
101 Barclay Street, 22nd Floor
New York, NY 10286

[DATE]

Securities & Exchange Commission
450 Fifth Street, NW
Washington, DC 20549
Attn.: Document Control


RE:	American Depositary Shares
evidenced by the American Depositary Receipts for Ordinary Shares, par value 25 pence each of Anglo Irish Bank Corporation plc (File No. 82 -
03791).

Ladies and Gentlemen:

Pursuant to Rule 424(b)(3) under the Securities
Act of 1933, as amended, on behalf of The Bank of New York, as Depositary for securities against which American Depositary Receipts
(ADRs) are to be issued, we attach a copy of the new prospectus (Prospectus) reflecting the change in the number of ordinary shares represented by one American Depositary Share
(the Ratio) and the change in par value of the ordinary shares.

As required by Rule 424(e), the upper right hand corner of the Prospectus cover page has a reference to Rule 424(b)(3) and to the file number of the registration statement to which the Prospectus relates.

Pursuant to Section III B of the General
Instructions to the Form F-6 Registration
Statement, the Prospectus consists of the ADR certificate for Anglo Irish Bank Corporation plc.

The Prospectus has been revised to reflect the new Ratio, and has been over stamped with:

Effective December 11, 2006,
one ADS represents one
Ordinary Share.

Attached to this letter is a copy of a letter from Anglo Irish Bank Corporation plc to The Bank of New York requesting that the Ratio be changed.

Please contact me with any questions or
comments at (212) 815 8257.

Sincerely,


Robert Goad
Vice President
212-815-8257
rgoad@bankofny.com
675934-1